AMENDMENT NO. 1 TO
                               NFO WORLDWIDE, INC.
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made as of November 9, 1999 by and between NFO Worldwide, Inc., a Delaware corporation (the "Company"), and William E. Lipner (the "Executive").

         Whereas, the Executive entered into an employment agreement (the "Original Agreement") with the Company on March 15, 1995;

         Whereas the Executive and the Company desire to amend certain terms of the Original Agreement;

         In consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         A. Sections 5 (a), (b) and (c) of the Original Agreement shall be amended and restated as follows:

         5. Term.

                  (a) The Employment Period shall end on November 9, 2002, provided that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation, death or permanent disability or incapacity (as determined in good faith by the Board in its good faith judgment), (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause, and (iii) the Employment Period shall be extended automatically for an unlimited number of successive three-year periods unless either the Company or the Executive gives written notice to the other party of its or his desire not to extend the Employment Period beyond the term of the then current Employment Period, which written notice must be given at least 30 days prior to the date one year before the end of the then current Employment Period.

                  (b) If at any time the Employment Period is terminated by the Company without Cause, the Executive shall be entitled to receive his Base Salary through the third anniversary of such termination, the pro rata portion of the Annual Bonus paid to the Executive for the twelve-month period most recently completed prior to such termination and his Annual Bonus for each of the three years following such termination, which Annual Bonus shall be an amount equal to the highest Annual Bonus received by the Executive during the last five (5) fiscal years of the Company completed prior to such termination, so long as the Executive has not materially breached the provisions of paragraphs 6, 7 and 8 hereof. If the Company elects not to extend the Employment Period by delivering the written notice specified in clause (a)(iii) above, the Executive shall be entitled to receive his Base Salary and Annual Bonus through the end of the Employment Period and shall be entitled to receive his Base Salary and his Annual Bonus for two years following the end of the Employment
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Period, which Annual Bonus shall be an amount equal to the highest Annual Bonus received by the Executive during the last five (5) fiscal years of the Company completed prior to the end of the Employment Period.

                  (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, the Executive shall be entitled to receive his Base Salary through the date of termination and the pro rata portion of the Annual Bonus paid to the Executive for the twelve-month period most recently completed prior to such termination, which Annual Bonus shall be payable to the Executive if approved in the good faith judgment of the Compensation Committee of the Board; provided, however, that, notwithstanding the foregoing, if the Employment Period shall be terminated pursuant to clause
(a)(i) above either by the resignation of the Executive for "Good Reason" at any time following a "Change in Control" of the Company, or by the Board's determination of the Executive's permanent disability or incapacity, the Executive shall be entitled to receive his Base Salary through the third anniversary of such resignation and his Annual Bonus for each of the three years following such resignation or Board determination, as the case may be, which Annual Bonus shall be an amount equal to the highest Annual Bonus received by the Executive during the last five (5) fiscal years of the Company completed prior to such "Change in Control" or Board determination, as the case may be.

                  For purposes of this Agreement, the phrase "Change in Control" shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty-day period referred to in such Rule), directly or indirectly, of securities representing 30% or more of the combined voting power of the Company's then outstanding voting securities; (ii) at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either were the Company directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the Company shall consolidate, merge or exchange securities with any other entity. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a "subsidiary", as such term is defined below. For these purposes, the term "subsidiary" means (i) any corporation of which 95% of the capital stock of such
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corporation is owned, directly or indirectly, by the Company and (ii) any unincorporated entity in respect of which the Company has, directly or indirectly, an equivalent degree of ownership.

                  For purposes of this Agreement "Good Reason" shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred: (i) the Executive is removed from any of the positions of Chairman, President or Chief Executive Officer, or is assigned duties and responsibilities that are inconsistent, in a material adverse respect, with the scope of duties and responsibilities associated with the Executive's positions as Chairman, President or Chief Executive Officer; (ii) the Company fails to pay the Executive any amounts otherwise due hereunder; (iii) the Executive's Base Salary is reduced or his Fringe Benefits are reduced; or (iv) the Executive's principal office is relocated outside of Greenwich, Connecticut without his consent; provided, in any such case, that the Executive has notified the Company in writing of the basis for claiming his entitlement to resign from his employment for Good Reason and the Company has failed to cure such condition within 10 days following the receipt of such notice from the Executive.

         B. Capitalized Terms. Capitalized terms utilized herein and not otherwise defined shall have the meanings assigned to them in the Original Agreement.

         C. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered as follows:

                           (i) If to the Company, to:

                               NFO Worldwide, Inc.
                               2 Pickwick Plaza
                               Greenwich, Connecticut 06830

                               with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, New York 10019-6064
                               Attention:  James M. Dubin, Esq.

                         (ii)  If the Executive, to the Executive in care of the
Company at the above address, with a copy to the Executive at his then-current residence.
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         Any party may change its address for notices hereunder by notice to the other parties in accordance with this Section C.

         D. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such state.

         E. Entire Agreement; Amendments and Waivers. Except to the extent modified hereby, the Original Agreement remain in full force and effect. The parties do not intend to confer any benefit hereunder on any third person, and, without limiting the generality of the foregoing, the parties may, in writing, without notice to or consent of any third person, at any time waive any rights hereunder or amend this Agreement in any respect or terminate this Agreement. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same provision or any breach of any other provision of this Agreement.

         F. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         G. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party.

         H. Headings. Section headings are inserted herein for convenience only and do not constitute a part, and shall not affect the interpretation, of this Agreement.
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         I. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       NFO WORLDWIDE, INC.


                                       By: /s/ Patrick G. Healy
                                           --------------------
                                           Name:  Patrick G. Healy
                                           Title: Chief Financial Officer


                                           /s/ William E. Lipner
                                           ---------------------
                                           William E. Lipner